Exhibit 99.3

                               SERVICING AGREEMENT

This SERVICING AGREEMENT (this "Agreement") is entered into as of _____ _, 2002, by and between The Student Loan Corporation, a Delaware corporation (the "Servicer") and SLC Student Loan Trust-I, a Delaware business trust (the "Issuer").

                                   WITNESSETH:

      WHEREAS, the Issuer acquires and holds student loans which are guaranteed under a guarantee program established pursuant to the requirements of the Higher Education Act of 1965, as amended (the "Student Loans"); and

      WHEREAS, pursuant to this Agreement the Servicer will agree to provide, or cause there to be provided, loan servicing services for the Student Loans; and

      WHEREAS, the Issuer wishes to retain the Servicer to service the Student Loans acquired pursuant to the Loan Sale and Contribution Agreement, dated ___ _, 2002, by and between the Depositor and the Issuer, (the "Financed Student Loans"), and owned by the Issuer as beneficial owner and by Bankers Trust Company as Eligible Lender Trustee and the Servicer wishes to undertake the obligation to service or cause to be serviced all such Financed Student Loans in accordance with the requirements of the Higher Education Act of 1965, as amended, regulations promulgated thereunder by the U.S. Department of Education and requirements issued by any applicable guarantor (collectively, the "Higher Education Act") and under the terms hereinafter set forth.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Issuer and the Servicer agree as follows:

1. Definitions. Capitalized terms which are not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Indenture of Trust, dated as of ____ _, 2002, by and between SLC Student Loan Trust-I and Bankers Trust Company, as Indenture Trustee (the "Indenture").

2.    Servicing Requirement and Engagement of Servicer

The Issuer hereby authorizes and appoints the Servicer to act as its agent for the limited purpose of servicing the Financed Student Loans. The Servicer agrees to perform such functions in compliance with all requirements of the Higher Education Act and all other applicable laws and regulations, and in accordance with the terms and conditions of this Agreement.

The authorization granted by this Agreement includes, but is not limited to, correspondence and communication with any Guaranty Agency or the U.S. Department of Education regarding the Financed Student Loans, the assignment of claims to any guarantor or insurer, communication with borrowers and any other communication, correspondence, signature or other act required to service the Financed Student Loans in accordance with requirements of the Higher Education Act or regulations promulgated by any Guaranty Agency.

The Issuer hereby authorizes the Servicer to enter into sub-servicing contracts to provide the services required of the Servicer hereunder and to meet any obligations of the Issuer hereunder, so long as such contracts are permitted by the Indenture.

3.    Servicer Compensation

      a. Initially fees shall be charged in accordance with the schedule attached hereto as Exhibit A. The Servicer may increase the fees, charges and expenses from those set forth in Exhibit A hereto by giving at least [one hundred and twenty (120)] days notice, provided that a Rating Confirmation has been received with respect thereto.

      b. The Servicer shall submit an invoice monthly to the Issuer, and the Issuer shall remit payment for services performed as shown on that invoice.

      c. Payment is due within [thirty (30)] days after receipt of the billing package. The billing package shall consist of an invoice, and supporting documentation.

      d. The Servicer acknowledges that the Issuer shall be entitled to receive all payments of principal, interest and late charges received with respect to the Financed Student Loans and that the Servicer shall have no right to retain such amounts as payment of any fees due to the Servicer from the Issuer under the terms of this Agreement. The Issuer hereby authorizes the Servicer to assess, collect and retain any charges which the Issuer is permitted by law or regulation to assess with respect to not sufficient fund ("NSF") processing or other collection costs.

      e. If other costs beyond the control of the Servicer shall increase, including, without limitation, postal rates, or the imposition of any tax or assessment not currently being charged against the fees of the Servicer, then the Servicer shall provide the Issuer with ninety (90) days prior written notice (and including supporting documentation) of such proposed increased costs and expenses. If the Issuer accepts such increased costs and expenses, the increased costs and expenses will go into effect at the end of such ninety (90) day period. If the Issuer objects to such fee increase and the Servicer fails to agree to reduce or eliminate the increase in a manner satisfactory to the Issuer, then an early termination will occur and the Financed Student Loans will be deconverted at cost within [one hundred and eighty
            (180)] days of receipt of said notice. No such early termination shall occur unless and until the Issuer shall have entered into another agreement similar to this Agreement with the Servicer or another servicer and a Rating Confirmation has been received with respect thereto.

      f. If the Servicer's costs and expenses are increased due to changes in the manner of servicing the Financed Student Loans as a result of changes in the Higher Education Act or the interpretation thereof or due to changes in Guarantee Agency requirements, then [ninety (90)] days after delivery of written notice to the Issuer the Servicer may increase servicing fees payable hereunder to reasonably reflect such costs and expenses. However, no such increase shall take effect until the Servicer provides supporting documentation to the Issuer that justifies such increase. In the event the parties do not agree on the interpretation of the changes to the Higher Education Act, then either party may terminate this Agreement upon [ninety (90)] days written notice to the other party; provided, however, that this Agreement shall not be so terminated by the Issuer unless and until the Issuer shall have entered into another agreement similar to this with the Servicer or another servicer and a Rating Confirmation has been received with respect thereto.

      g. If the Issuer believes the cost for services under this Agreement is lowered by changes in regulations, law or processing, the Issuer will submit a proposed fee schedule to the Servicer. If the Servicer does not reject the schedule, the fees will go into effect [ninety
            (90)] days thereafter.

4.    Financed Student Loan Servicing

The Servicer covenants and agrees to service each Financed Student Loan in compliance with all requirements of the Higher Education Act, the Guarantee Agreements and all other applicable laws and regulations, to perform all services and duties customary to the servicing of Student Loans, including all collection practices and to do so in the same manner as the Servicer has serviced Student Loans for parties other than the Issuer. Without limiting the foregoing, in fulfillment of its obligations hereunder, the Servicer shall:

      a. Maintain a complete and separate file for the Financed Student Loans of each borrower, which file shall include all documentation and correspondence related to the Financed Student Loans.

      b. Investigate Financed Student Loans that became delinquent and establish and maintain systems for sending out statements, payment coupons and charging and collecting late payment fees in accordance with provisions of the Higher Education Act and all other applicable laws and regulations.

      c. Perform the actions necessary to maintain the guarantee and/or insurance on each Financed Student Loan at all times.

      d. Exercise "due diligence" as that term is defined in the Higher Education Act and in Section 5 hereof.

      e. Prepare and maintain accounting records with respect to the Financed Student Loans; process refunds and other adjustments; process address changes and maintain address records.

      f. Collect all payments with respect to the Financed Student Loans and deposit all such payments into the Revenue Fund established under the Indenture, including without limitation guarantee payments, Interest Subsidy Payments and Special Allowance Payments with respect to the Financed Student Loans. The Servicer shall remit collected funds by automated clearing house within [three (3)] business days of receipt to the Indenture Trustee. The Servicer shall also prepare reports and submit the same to the Issuer or its designee within [fifteen (15)] days after the end of each quarter as required to assure payment by the Secretary of Education of Interest Subsidy and Special Allowance Payments.

      g. Retain summary records of contacts, follow-ups and collection efforts, and records of written correspondence relating to the Financed Student Loans of each borrower sufficient to ensure claim payment.

      h. Process adjustments including NSF checks, status changes, forbearances, deferments and Financed Student Loans paid in full.

      i. Prepare and transmit to the Issuer or its designee reports, including but not limited to ED Form 799, required by the U. S. Department of Education or any Guaranty Agency regulations.

      j. In the case of defaulted Financed Student Loans, promptly take the actions necessary to file and prove a claim for loss with the Guarantee Agency as required, and assume responsibility for communication and contact with the Guarantee Agency to accomplish recovery on such defaulted Financed Student Loans.

      k. At all times identify the Issuer and the Issuer's eligible lender trustee as the owners of the Financed Student Loan and identify the Indenture Trustee as a party which maintains a security interest in the Financed Student Loan.

      l. Maintain a duplicate or copy of the file (which may be in the form of computer tape, microfilm or other electronic image) for each borrower at an off-site location.

      m. Maintain the original file in fireproof cabinets or in other fireproof storage sufficient to protect the contents from a temperature of 1600 degrees Fahrenheit for one hour.

      n. (i) Prepare and furnish to the Issuer and the Indenture Trustee, by the [10th] business day of each month, reports with respect to the Financed Student Loans in the form attached hereto as Exhibit B-1; and (ii) prepare and furnish to the Issuer and the Indenture Trustee by [___ _] of each year, reports with respect to the Financed Student Loans in the form attached hereto as Exhibit B-2.

      o. Ensure the timely payment of taxes, accounting fees, outside auditor fees, data processing costs and other costs incurred in servicing the Financed Student Loans.

      p.    Obtain and maintain or cause to be obtained and maintained in force
            (i) a fidelity bond in an amount of at least $1,000,000 upon all personnel of the Servicer insuring against any loss or damage which the Issuer or the Servicer might suffer as a consequence of any fraudulent or dishonest act of such personnel; and (ii) errors and omissions insurance coverage in an amount equal to at least $2,000,000 for all its customers.

      q. Immediately respond to any communication received which is in the nature of a complaint. Promptly answer all inquiries from borrowers or the Issuer pertaining to the Financed Student Loans, disbursements, refunds or school status. Such inquiries may, if necessary, be referred to the educational institution the student attended or is attending. The Servicer shall have no responsibility with respect to any dispute between the student and the educational institution regarding tuition, fees or refunds.

      r. Establish and maintain a method for charging and collecting late payment fees in accordance with provisions of the Higher Education Act and all other applicable laws and regulations.

      s. The Servicer shall act as custodian and bailee with respect to all original documents and shall hold them subject to the lien of the Indenture in favor of the Indenture Trustee and pursuant to the Custody Agreement in substantially the form of Exhibit C hereto. The Servicer agrees to enter into any reasonable custodian, bailment or similar agreement reasonably required by the Issuer with respect to perfecting and protecting the security interests of any secured party.

      t. If any Financed Student Loan has lost its guarantee and/or insurance due to the actions of any prior issuer, servicer or holder of the Financed Student Loan, the Servicer will, at the written request of the Issuer, use its best efforts to reinstate such guarantee or insurance; provided, however, that the Servicer makes no representation that such reinstatement will occur. Such services shall be provided at the cost agreed upon by the Issuer and the Servicer as defined in Exhibit A under cure services.

      u. If requested by the Issuer, the Servicer shall remit monthly rebate fees to the U.S. Department of Education with respect to the Financed Student Loans. Upon receipt of satisfactory documentation, the Issuer shall promptly wire transfer to the Servicer, from amounts held under the Indenture, the amount of funds required to pay such fees. The Servicer shall provide the Issuer, on a monthly basis, with information needed to determine the monthly rebate fees.

5.    Due Diligence

The Servicer covenants and agrees that in discharging its obligations hereunder it shall:

      a. Exercise due diligence in the servicing and collection of all Financed Student Loans as the term "due diligence" is used in the Higher Education Act and further defined in the regulations of the applicable guarantor.

      b. Exercise reasonable care and diligence in the administration and collection of all Financed Student Loans utilizing collection practices in accordance with applicable Federal and State collection practices, laws and regulations promulgated thereunder.

      c. Administer and collect the Financed Student Loans in a competent, diligent and orderly fashion, and in accordance with the requirements of the Higher Education Act.

      d. Exercise reasonable care and diligence in those aspects of the administration of the Financed Student Loan program which are within its area of responsibility.

6.    Right of Inspection; Audit

The Issuer, the Indenture Trustee or any governmental agency having jurisdiction over any of the same shall have the right from time to time upon reasonable prior notice and during normal business hours to examine and audit any of the Servicer's records pertaining to any Financed Student Loan being serviced, provided, however, that such activities shall not unreasonably disrupt the Servicer's normal business operation.

7.    Compliance Report.

The Servicer agrees that it shall permit, not more than once per year, the Issuer, the Indenture Trustee or its designee to conduct or have conducted a procedural audit regarding the Servicer's compliance with the requirements of the Higher Education Act or the terms of this Agreement. Such audits shall be at the expense of the Issuer.

8.    Representations, Warranties, and Covenants of Servicer.

The Servicer makes the following representations, warranties and covenants to the Issuer on the date of this Agreement. The Servicer shall be deemed to have repeated the representations and warranties in clauses (a), (b), (g), (h), (i),
(j) and (m) on each date on which a new series of Notes is issued under the Indenture.

      a. The Servicer (i) is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated; (ii) is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing; (iii) possesses all requisite authority, permits and power to conduct its business as contemplated by this Agreement including, without limitation, eligibility as a third-party servicer under the Higher Education Act; and (iv) is in compliance with all applicable laws and regulations.

      b. The execution and delivery by the Servicer of this Agreement and the performance of its obligations hereunder (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or filing with any governmental agency, except for any action or filing that has been taken or made on or before the date of this Agreement; and
            (iv) do not violate any provision of its articles of in corporation or bylaws.

      c. The Servicer will satisfy all of its obligations relating to the Financed Student Loans, maintain in effect all qualifications required in order to service the Financed Student Loans and comply in all material respects with all requirements of law if a failure to comply would have a materially adverse effect on the interest of the Issuer.

      d. The Servicer will not permit any rescission or cancellation of a Financed Student Loan except as ordered by a court or other government authority or as consented to by the Eligible Lender Trustee and the Indenture Trustee, except that it may write off any delinquent loan if the remaining balance of the borrower's account is less than $50.

      e. The Servicer will do nothing to impair the rights granted to the Noteholders under the Indenture, except for such actions as may be required by the Higher Education Act or other applicable law.

      f. The Servicer will not reschedule, revise, defer or otherwise compromise payments due on any Financed Student Loan except during any applicable interest only, deferral or forbearance periods or otherwise in accordance with all applicable standards and requirements for servicing of the Financed Student Loans.

      g. All Servicer financial statements delivered to the Issuer were prepared according to U.S. generally accepted accounting principles ("GAAP") consistently applied and present fairly, in all material respects, the financial condition, results of operations and cash flows of the Servicer as of, and for the portion of the fiscal year ending on their date or dates (subject, in the case of financial statements other than annual ones, only to normal year-end adjustments).

      h. No event which could cause a material adverse effect on the Servicer's financial condition has occurred, and if such event shall occur, the Servicer shall promptly give the Issuer notice thereof.

      i. The Servicer is not subject to, or aware of the threat of, any litigation that is reasonably likely to be determined adversely to it and that, if so adversely determined, would have a material adverse effect on its financial condition or its ability to meet its obligations under this Agreement and no outstanding or unpaid judgments against the Servicer exist, and if such event shall occur, the Servicer shall promptly give the Issuer notice thereof.

      j. The Servicer's examination process did not disclose or create any basis upon which to believe that each Financed Student Loan for which a certificate has been delivered under the Custody Agreement, except as indicated in such certificate, (i) is not in compliance in all material respects with all laws and rules and regulations with respect to the guaranty thereof, and (ii) does not conform to the applicable requirements of eligibility for guaranty.

      k. The Servicer further agrees to maintain it's servicing system so that it will continue to provide all services required under this Agreement to the extent such services are not provided by one or more eligible third-party subservicers under the Higher Education Act with adequate systems to perform such services.

      l. Until all Financed Student Loans serviced hereunder have been repaid in full, or paid as a claim by a guarantor, or transferred to another servicer, the Servicer agrees as follows:

            (i) The Servicer shall cause to be furnished to the Issuer such financial statements as the Issuer may reasonably request, including quarterly unaudited financial statements within thirty (30) days after the conclusion of each fiscal quarter, and annual financial statements within sixty (60) days after the end of each fiscal year audited by nationally recognized independent certified public accountants and such other information with respect to its business affairs, assets, and liabilities as the Issuer may reasonably request.

            (ii) The Servicer shall maintain books, records and accounts necessary to prepare financial statements according to GAAP and maintain adequate internal financial controls.

            (iii) The Servicer shall maintain all licenses, permits, and franchises necessary for its business.

      m. This Agreement will, upon execution and delivery by all parties thereto, constitute a legal and binding obligation of the Servicer, enforceable against the Servicer according to its terms.

      Upon the discovery of a breach of certain covenants that have a materially adverse effect on the Student Loans, the Servicer will be obligated to purchase or substitute the adversely affected Student Loan unless the breach is cured within the time period prescribe in Section 13 hereof. Any breach that relates to compliance with the requirements of the Higher Education Act or the applicable guarantor but that does not affect that guarantor's obligation to guarantee payment of a student loan will not be considered to have a material adverse effect.

      The purchase or substitution and reimbursement obligations of the Servicer will constitute the sole remedy available to the Issuer for any uncured breach. The Servicer's purchase or substitution and reimbursement obligations are contractual obligations that the Issuer may enforce, but the breach of these obligations will not constitute an event of default under the Indenture.

9.    Representations and Warranties of Issuer

The Issuer represents and warrants to the Servicer on the date of this
Agreement:

      a. The Issuer (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed;
            (ii) is duly qualified to transact business as a Delaware business trust; and (iii) possesses all requisite authority, permits and power to conduct its business as contemplated by this Agreement.

      b. The execution and delivery by the Issuer of this Agreement and the performance of its obligations hereunder (i) are within its organizational power; (ii) have been duly authorized by all necessary action; (iii) require no action by or filing with any governmental agency, except for any action or filing that has been taken or made on or before the date of this Agreement; and (iv) do not violate any provision of its certificate of trust.

      c. This Agreement will, upon execution and delivery by all parties thereto, constitute a legal and binding obligation of the Issuer, enforceable against the Issuer according to its terms.

      d. The Issuer is not subject to, or aware of the threat of, any litigation that is reasonably likely to be determined adversely to it and that, if so adversely determined, would have a material adverse effect on its financial condition relevant to this Agreement.

10.   Servicer Default.

Each of the following constitute a "Servicer Default" hereunder:

      a. any failure by the Servicer to deliver to the Indenture Trustee for deposit in any of the Trust Accounts any payment required by the Basic Documents, which failure continues unremedied for three (3) business days after written notice of such failure is received by the Servicer from the Eligible Lender Trustee, the Indenture Trustee or the Administrator or after discovery of such failure by an officer of the Servicer; or

      b. any breach of a representation or warranty of the Servicer contained in Section 8 of this Agreement or failure by the Servicer duly to observe or to perform in any material respect any term, covenant or agreement set forth in this Agreement or in any other Basic Document, which breach or failure shall (i) materially and adversely affect the rights of Noteholders or any Derivative Product Counterparties and (ii) continue unremedied for a period of sixty (60)days after the date of discovery of such failure by an officer of the Servicer or on which written notice of such breach or failure, requiring the same to be remedied, shall have been given (A) to the Servicer, by the Indenture Trustee, the Eligible Lender Trustee or the Administrator, or (B) to the Servicer, the Indenture Trustee or the Eligible Lender Trustee by Noteholders representing not less than 25% of the Outstanding Amount of the Notes; or

      c.    an Event of Bankruptcy occurs with respect to the Servicer; or

      d. any failure by the Servicer to comply with any requirements under the Higher Education Act resulting in a loss of its eligibility as a third-party servicer.

Servicer Default does not include any failure of the Servicer to service a Financed Student Loan in accordance with the Higher Education Act, so long as the Servicer is in compliance with its obligations under this Agreement and as long as the Servicer has deposited the amount of any payments lost as a result of the Servicer's actions in the Revenue Fund.

11.   Rights Upon Servicer Default.

In each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee, or the holders of Notes evidencing not less than 25% of the Outstanding Amount of the Notes, by notice then given in writing to the Servicer (and to the Indenture Trustee and the Eligible Lender Trustee if given by the Noteholders) may terminate all the rights and obligations (other than the rights and obligations set forth in Section 19 hereof) of the Servicer under this Agreement. Only the Indenture Trustee or the Noteholders, and not the Eligible Lender Trustee, will have the ability to remove the Servicer if a Servicer Default occurs while the Notes are Outstanding.

As of the effective date of termination of the Servicer, all authority and power of the Servicer under this Agreement, whether with respect to the Notes or the Financed Student Loans or otherwise, shall, without further action, pass to and be vested in the Indenture Trustee or such successor servicer as may be appointed, and all files shall be disposed of pursuant to the procedures proscribed by Section 14 hereof. The successor servicer will succeed to all the responsibilities, duties and liabilities of the Servicer under this Agreement and will be entitled to similar compensation arrangements.

The Servicer shall cooperate with the successor servicer, the Indenture Trustee and the Eligible Lender Trustee in effecting the termination of the responsibilities and rights of the Servicer under this Agreement, including the transfer to the successor servicer for administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or shall thereafter be received by it with respect to a Financed Student Loan. All reasonable costs and expenses (including attorneys' fees) incurred in connection with transferring the Financed Student Loan files to the successor servicer and amending this Agreement and any other Basic Documents to reflect such succession of servicer pursuant to this Section 11 shall be paid by the Servicer (other than the Indenture Trustee acting as the servicer under this Section 11) upon presentation of reasonable documentation of such costs and expenses. Upon receipt of notice of the occurrence of a Servicer Default, the Issuer shall give notice thereof to the Rating Agencies.

If the Indenture Trustee is unwilling or unable to act, it may appoint, or petition a court for the appointment of, a successor whose regular business includes the servicing of student loans. If, however, a bankruptcy trustee or similar official has been appointed for the Servicer, and no Servicer Default other than that appointment has occurred, the trustee may have the power to prevent the Indenture Trustee or the Noteholders from effecting the transfer.


12.   Waiver of Past Servicer Defaults.


The Noteholders evidencing a majority of the Outstanding Amount of the Notes, in the case of any Servicer Default which does not adversely affect the Indenture Trustee or the Noteholders, may, on behalf of all Noteholders, waive in writing any default by the Servicer in the performance of its obligations hereunder and any consequences thereof, except a default in making any required deposits to or payments from any of the Trust Accounts (or giving instructions regarding the same) in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

The Issuer may designate another servicer with respect to its student loans. Any servicer, other than The Student Loan Corporation, may be appointed only if the rating agencies rating the Notes provide written confirmation that the appointment of the new servicer will not adversely affect the rating on any of the Notes.


13.   Termination.

This Agreement will terminate upon the occurrence of the earlier of (i) the termination of the Indenture; (ii) early termination pursuant to Section 3(e) hereof; and (iii) payment in full of all of the Financed Student Loans being serviced hereunder.

The Servicer may not resign from its obligations and duties as Servicer hereunder, except upon determination that the Servicer's performance of its duties is no longer permissible under applicable law. No resignation will become effective until the Indenture Trustee or a successor servicer has assumed the Servicer's servicing obligations and duties under this Agreement.

In the event of termination of this Agreement, the Issuer shall remain liable for all fees due and payable hereunder. Termination shall be made without prejudice to any other rights or remedies either party may have at law or in equity. The obligations of the Servicer under Section 4 hereof, the representations and warranties in Section 8 shall survive any termination of this Agreement and shall remain in effect for all Financed Student Loans while such Financed Student Loans are serviced by the Servicer. The rights and obligations of the Servicer contained in Section 19 hereof shall survive termination of this Agreement. In the event that servicing on any Financed Student Loan is transferred to a successor servicer, such successor servicer shall be required by the Issuer to engage in reasonable good faith efforts to obtain payment on any claim initially rejected by a guarantor for payment including, without limitation, involving the Servicer in such effort, where the reason for claim denial relates to the period during which the Servicer serviced such Financed Student Loan hereunder. However, if the cause for claim denial is reasonably attributable to the Servicer actions or inactions, the Servicer shall be responsible therefore. Servicer acknowledges that Issuer will assign this Agreement to the Indenture Trustee on behalf of the Noteholders and that the Indenture Trustee will be entitled to enforce this Agreement against Servicer.

14.   Disposition of Files on Termination

Upon termination of this Agreement, all files (physical and electronic) held by the Servicer with respect to Financed Student Loans shall be promptly transferred to the Issuer or its designee in such form as the Issuer reasonably requests. The Issuer shall be responsible for payment of reasonable expenses related to the transfer of the records unless the Issuer is removing the Financed Student Loans because of a breach by the Servicer. In such instance, the Servicer shall bear the cost of deconverting and transferring the Financed Student Loan documentation. Exhibit A addresses expenses and fees and to the extent there is conflict between this Section 14 and Exhibit A, the terms of Exhibit A shall be applied.

15.   Independent Contractor

The Servicer is an independent contractor and is not, and shall not hold itself out to be, the agent of the Issuer except for the limited specific purposes set forth in this Agreement.

16.   Correspondence; Disclosure

The parties hereto acknowledge and agree that the Servicer will handle all communication with borrowers necessary to provide its services hereunder. Data regarding Financed Student Loans shall be disclosed only to the Issuer, the Indenture Trustee, the Administrator or the respective borrower, unless otherwise required by law or certain financing covenants.

17.   Cooperation

Each party covenants and agrees to cooperate fully with the other to facilitate the transactions contemplated by this Agreement.

18.   Amendments

This Agreement may be amended, supplemented or modified only by written instrument duly executed by the Issuer and the Servicer with the consent of the Indenture Trustee. So long as any Notes remain Outstanding under the Indenture, a Rating Confirmation must be obtained with respect to any such amendment, supplement or modification.

19.   Indemnification and Liability

      a. The Servicer nor any of its directors, officers, employees or agents will be under any liability to the Issuer or the Noteholders for taking any action or for refraining from taking any action pursuant to this Servicing Agreement, or for errors in judgment; provided, however, that, unless otherwise limited in the related prospectus supplement, neither the Servicer nor any person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the Servicer's duties hereunder or by reason of reckless disregard of its obligations and duties hereunder.

      b. The Servicer is under no obligation to appear in, prosecute, or defend any legal action that is not incidental to its servicing responsibilities under this Agreement and that, in its opinion, may cause it to incur any expense or liability. The servicer may undertake any reasonable action that it deems necessary or desirable in respect of this Agreement and the interests of the Noteholders.

      c. If the Servicer is required to appear in, or is made a defendant in any legal action or proceeding commenced by any party other than the Issuer with respect to any matter arising hereunder, the Issuer shall indemnify and hold the Servicer harmless from all loss, liability, or expense (including reasonable attorney's fees) except for any loss, liability or expense arising out of or relating to the Servicer's willful misconduct or negligence with regard to the performance of services hereunder or breach of its obligations hereunder or under the Custody Agreement. Subject to the limitations set forth in paragraph 19(b) hereof, the Servicer shall indemnify and hold the Issuer harmless from all loss, liability and expense (including reasonable attorney's fees) arising out of or relating to the Servicer's willful misconduct or negligence with regard to performance of services hereunder or breach of its obligations hereunder or under the Custody Agreement, provided that in no event shall the Servicer be responsible or liable for any incidental, special or consequential damages with respect to any matter whatsoever arising out of this Agreement.

      d. If a Financed Student Loan is denied the guarantee by the Guaranty Agency or the loss of federal interest, special allowance, and/or insurance benefits, the Servicer shall have the right to take any action not prohibited by law or regulation to reduce its losses, if any, hereunder, including but not limited to curing, at its own expense, any due diligence or other servicing violation. If any lost guarantee is not reinstated within nine (9) months of the date the Servicer learns of the loss of the guarantee on a Financed Student Loan, the Servicer shall take actions which make the Issuer whole with respect to the Financed Student Loan while maintaining the eligibility for future reinstatement of the guarantee; provided, however, the Servicer may delay taking such actions by giving written notice to the Issuer not less often than each ninety (90) days that the Servicer has reason to believe that the guarantee will be reinstated within time frames permitted by regulations. If the Servicer gives notice of such delay, the Servicer agrees to pay any accrued interest on the Financed Student Loans that may be uninsured. The Issuer agrees to use its best efforts to cause the repurchase, at par plus insured interest and benefits thereon, of any Financed Student Loan which is cured and is reinsured subsequent to its sale by the Issuer pursuant to actions taken by the Servicer to make the Issuer whole and if the sale was to an eligible lender to the extent the Issuer has, or can make available, fund therefor.

      e. The Servicer shall have no responsibility for any error or omission (including due diligence violations) which occurred prior to the date the Servicer assumed responsibility for servicing the Financed Student Loan, nor shall the Servicer be responsible for losses, damages or expenses arising from any change in law or regulation which retroactively imposes additional requirements for documentation or servicing actions, provided that the Servicer has made best efforts to comply with retroactive additional requirements.

20. Merger or Consolidation of, or Assumption of the Obligations of, Servicer

Any entity into which the Servicer may be merged or consolidated, or any entity which may result from any merger or consolidation to which the Servicer shall be a party or any entity succeeding to the business of the Servicer, shall be the successor to the Servicer without the execution or filing of any document or any further act by any of the parties to this Agreement; provided, however, that the Servicer hereby covenants that it will not consummate any of the foregoing transactions except upon satisfaction of the following: (i) the surviving servicer, if other than The Student Loan Corporation, executes an agreement of assumption to perform every obligation of the Servicer under this Agreement,
(ii) immediately after giving effect to such transaction, no representation or warranty made hereunder shall have been breached and no Servicer Default shall have occurred and be continuing, and (iii) such consolidation, merger or succession and such agreement of assumption comply with all the conditions precedent, if any, provided for in this Agreement.

21.   Confidentiality

The contents of this Agreement, together with all supporting documents, exhibits, schedules, and any amendments thereto, which form the basis of the business relationship between the Issuer and the Servicer, insofar as the same relate to the fees charged by the Servicer which are listed in Exhibit A hereto, shall be held in strict confidence by both parties and shall not be disclosed or otherwise discussed with any third party (unless required by law or regulation), except outside counsel or independent accounts, or in connection with the offer and sale of securities issued or to be issued under the Indenture, without the prior written consent of the other party.

22.   Sale or Transfer of Loans; Limitations

The Issuer agrees that if any Financed Student Loans are sold under conditions that result in the Financed Student Loans being transferred to another servicer, whether immediately or at some future date, the Issuer will pay or cause to be paid, at the time such Financed Student Loans are transferred, the deconversion fees set forth in Exhibit A hereto.

23.   Miscellaneous

      a. Any material written communication received at any time by the Issuer with respect to a Financed Student Loan or a borrower shall be promptly transmitted by the Issuer to the Servicer. Such communications include but are not limited to letters, notices of death or disability, adjudication of bankruptcy and like documents, and forms requesting deferment of repayment or loan cancellations.

      b.    This Agreement shall be governed by the laws of the State of New
            York.

      c. All covenants contained herein and the benefits, rights and obligations of the parties hereunder, shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto, including but not limited to, any successor entity acquiring or succeeding to the assets of either party.

      d. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute but one and the same instrument.

      e. If any provisions of this Agreement shall be held, or deemed to be, or shall in fact be inoperative or unenforceable as applied in any particular situation, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses or paragraphs herein contained shall have no effect on the remaining portions of this Agreement or any part hereof.

      f. All notices, requests, demands or other instruments which may or are required to be given by either party to the other, shall be in writing and each shall be deemed to have been properly given when delivered personally on an officer of the party to whom such notice is to be given, or upon receipt thereof when mailed postage prepaid by registered or certified mail, requesting return receipt, or upon confirmed facsimile transmission, addressed as follows:

            If intended for the Issuer:

                   SLC Student Loan Trust-I
                   750 Washington Boulevard
                   9th Floor
                   Stamford, CT  06901
                   Attn:  __________________
                   Fax No.: __________________

            If intended for the Servicer:

                   The Student Loan Corporation
                   750 Washington Boulevard
                   9th Floor
                   Stamford, CT  06901
                   Attn:  __________________
                   Fax No.: __________________

            Either party may change the address to which subsequent notices are to be sent to it by written notice to the other given as aforesaid, but any such notice of change, shall not be effective until the second business day after it is received.

      g. This Agreement may not be terminated by any party hereto except in the manner and with the effect herein provided.

      h. When the context of this Agreement so requires or implies, references to the Issuer include any applicable trustee.

      i. If either party cannot fulfill its obligations (other than the payment of money), in part or in whole, due to a force or event outside its control, such obligations of that party shall be suspended and such party shall not be liable to the other party for any failure to perform hereunder as a result.

      j. The parties hereto agree to execute or cause to be executed the Limited Power of Attorney attached hereto as Exhibit D.

      k. The Servicer has and agrees to maintain a disaster recovery plan which, in its reasonable opinion, will permit it to continue operations without undue interruption in the event of fire, disaster, labor disruption, or Act of God.

      l. Servicer may cause any of its duties or obligations hereunder to be performed by a sub-servicer to the extent permitted by the Indenture.

      m.    EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO A JURY TRIAL.

      n. IN WITNESS WHEREOF, the parties have hereunto set their hands by their duly authorized officers as of the day and year first above written.



                                    SLC STUDENT Loan TRUST-I,
                                          as Issuer



                                    By:   THE STUDENT LOAN CORPORATION,
                                          as Issuer's Administrator


                                      By: ____________________________________
                                         Name:
                                         Title:


                                      THE STUDENT LOAN CORPORATION, as
                                         Servicer



                                      By:_____________________________________
                                         Name:
                                         Title:

                                                                       EXHIBIT A


                                 SERVICING FEES

1.    Consolidation Loans Only

      a.    Loan Origination Fees:
            Fee to make disbursements on completed applications for each eligible loan

            (i)   $______ for consolidation loans

      b.    Conversion Fees:
            Fees to convert loan data on to servicing system.

            (i)   $______ for electronic files

            (ii)  $______ if paper

      c.    Monthly Servicing Fee

            (i)   $______ for the first 12 months of repayment

            (ii)  After 12 months, the rate is $____

      d.    Delinquency fees

            (i)   $______

      e.    Claim Filing

            (i)   $______ per claim

2.    Stafford and PLUS Loans Only

      a.    Loan Origination Fees:
            Fee to make disbursements on completed applications for each eligible loan.

            (i)   $______ for Stafford and pre-approved PLUS

            (ii)  $______ for PLUS requiring a credit check

      b.    Conversion Fees

            (i)   $______ for electronic files

            (ii)  $______ if paper

      c.    Monthly Servicing Fee

            (i)   In-school, grace, and deferment status: $______

            (ii)  Repayment status months 1 through 12: $______

            (iii) Repayment status greater than 12 months: $______

      d.    Delinquency fees

            (i)   $______

      e.    Claim Filing

            (i)   $______ per claim

3.    Fees applicable across all loan programs

      a.    Cure Servicing

      b.    For errors not attributable to the Servicer:
            $______ per attempt. An attempt is a series of activities pursued in order to restore ("cure") the deficiency that caused the loss of federal benefits.

      c.    Deconversion Fee

            (i) Accounts transferred off the servicing system prior to termination (without cause) of the Servicing Agreement:
                  $______

            (ii) Accounts transferred off servicing system due to breach of the Servicing Agreement: $______

            (iii) Deconversion in conjunction with termination other than breach: $______

                                                                     EXHIBIT B-2


                                 MONTHLY REPORTS

                                    [TO COME]

                                                                     EXHIBIT B-2


                                 ANNUAL REPORTS

                                    [TO COME]

                                                                       EXHIBIT C


                                CUSTODY AGREEMENT

                                [attached hereto]

                                                                       EXHIBIT D


                            LIMITED POWER OF ATTORNEY

                                   WITNESSETH:

      WHEREAS, The Student Loan Corporation, a Delaware corporation (the "Servicer"), and SLC Student Loan Trust-I, a Delaware business trust (the "Issuer"), are parties to the SERVICING AGREEMENT dated as of _______ _, 2002 (the "Servicing Agreement"); and

      WHEREAS, pursuant to the Servicing Agreement, the Servicer will perform substantially all of the obligations and duties with regard to servicing of certain education loans (the "Financed Student Loans")as provided therein; and

      WHEREAS, in order to carry out its obligations under the Servicing Agreement with respect to the Financed Student Loans, the Servicer requires the power to perform certain acts, including but not limited to execution of promissory notes, assignment of notes to guarantors and filing of responses to bankruptcy notices, in the name of Bankers Trust Company, as Eligible Lender Trustee for Issuer.

      NOW THEREFORE, the Servicer, Issuer and Eligible Lender Trustee agree:

      1. That each of the Issuer and the Eligible Lender Trustee do hereby make and appoint the Servicer as its true and lawful attorney-in-fact to do all things necessary to carry out the Servicer's obligations under the Servicing Agreement with respect to the Financed Student Loans, including but not limited to the filing of proof of claim with bankruptcy courts. This instrument shall be construed and interpreted as a limited power of attorney (the "Limited Power of Attorney") and is not to be construed as granting any powers to the Servicer other than those necessary to carry out its obligations under the Servicing Agreement with respect to the Financed Student Loans.

      2. That this Limited Power of Attorney is effective as of _______ _, 2002, and shall remain in force and effect until revoked in writing by the Issuer and Eligible Lender Trustee or until the Servicing Agreement is terminated. This instrument shall supplement but not replace the powers previously granted to the Servicer in the Servicing Agreement.

      The undersigned, being duly authorized, has executed this Limited Power of Attorney.



                                    SLC STUDENT LOAN TRUST-I,
                                          as Issuer



                                    By:   THE STUDENT LOAN CORPORATION,
                                          as Issuer's Administrator




                                      By:_____________________________________
                                         Name:
                                         Title:


                                      BANKERS TRUST COMPANY, as Eligible
                                         Lender Trustee



                                      By:_____________________________________
                                         Name:
                                         Title:


      The undersigned, being duly authorized, accepts the foregoing Limited Power of Attorney for and on behalf of the Issuer and Eligible Lender Trustee, as of ______ __, 2002.



                                      THE STUDENT LOAN CORPORATION, as
                                         Servicer



                                      By:_____________________________________
                                         Name:
                                         Title: